EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 10 to Registration Statement No. 333-120847 on Form S-11 of our report dated March 28, 2007, relating to the consolidated financial statements of Behringer Harvard Opportunity REIT I, Inc. and subsidiaries, appearing in the Prospectus, which is a part of this Registration Statement, and of our report dated March 28, 2007 relating to the consolidated financial statement schedule appearing elsewhere in this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas
October 24, 2007